Exhibit 5.3

[Simpson Thacher & Bartlett LLP Letterhead]

November 7, 2011

KKR Financial Holdings LLC

555 California Street, 50th Floor

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to KKR Financial Holdings LLC, a Delaware limited liability company (the “Company”), and the Delaware subsidiaries of the Company named in Schedule A attached hereto (each, individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-3 (File No. 333-167479) (and together with the Amendment, the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of two additional classes of securities: (i) the senior notes (the “Notes”) and (ii) the guarantees of the Guarantors to be issued in connection with the Notes (the “Guarantees”).

The Notes and the Guarantees will be issued under an Indenture (the “Indenture”) between the Company, the Guarantors, if applicable, and a bank, trust Company or other financial institution named therein as trustee (the “Trustee”).

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We also have assumed that (1) at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees, the Indenture will be the valid and legally binding obligation of the Trustee; and (2) that the Company and each Guarantor, if applicable, validly exists under the laws of the United States.

We have assumed further that at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees, the Indenture will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             With respect to the Notes, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Notes, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Notes, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.             With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of each Guarantor, duly constituted and acting committee of such Board or duly authorized officers of each Guarantor, (b) the due execution, authentication, issuance and delivery of the Notes underlying such Guarantees upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law),and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 111 of the Indenture relating to the severability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and, to the extent set forth herein, the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Amendment.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP